Exhibit 99.1

350 State Highway 249, Suite 600
NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS Multistage Holdings, Inc. Settles Outstanding Commercial Litigation with No Cash Payment By Company

HOUSTON, December 14, 2023  (GLOBE NEWSWIRE)--NCS Multistage Holdings, Inc. (“NCS,” “Company,” “we” or “us”) (NASDAQ:NCSM) announced that our subsidiary has settled outstanding litigation with Boyd & McWilliams. Under the settlement agreement, that was executed on the preceding day, the insurance carrier will pay all agreed-upon settlement amounts to the plaintiff, resulting in no cash payments by NCS. As of September 30, 2023, we had accrued a provision for litigation of $40.8 million associated with this matter. We expect to fully offset this provision during the fourth quarter of 2023 with a benefit from the settlement. In addition, we do not currently have any outstanding litigation related to property damage claims, as we previously settled the litigation in Wyoming in August 2023, with such settlement also fully paid by the insurance carrier.

For a further description of these settled litigation matters, please refer to the ‘Texas Matter’ and ‘Wyoming Matter’ in “Note 9. Commitments and Contingencies” to the unaudited condensed consolidated financial statements in our recent filing on Form 10-Q for the quarter ended September 30, 2023.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Contact:

Mike Morrison

Chief Financial Officer and Treasurer

+1 281-453-2222

IR@ncsmultistage.com